Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-276243

Prospectus Supplement
(To Prospectus Dated May 16, 2024)

CAPTIVISION INC.

Primary Offering of up to

24,204,341 Ordinary Shares

Secondary Offering of up to

38,200,001 Ordinary Shares

11,950,000 Warrants to Purchase Ordinary Shares

This Prospectus Supplement amends and supplements information contained in that certain Prospectus, dated May 16, 2024 (the “Prospectus”), relating to, among other things, (i) the resale by certain selling securityholders listed in the section of the Prospectus entitled “Selling Securityholders” of an aggregate of 38,200,001 ordinary shares, par value $0.0001 per share (“Ordinary Shares”) of Captivision Inc. (“us,” “we,” “Captivision” or the “Company”), (ii) the offer and sale by the Company of up to 23,449,990 Ordinary Shares that are issuable upon the exercise of warrants of the Company, each exercisable at $11.50 for one Ordinary Share and (iii) 754,351 Ordinary Shares for issuance upon cash exercise of Converted Options (as defined in the Prospectus) . The Company will not receive any proceeds from the sale of Ordinary Shares by the selling securityholders.

This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement but not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 6-K filed with the Securities and Exchange Commission on September 4, 2024, which is set forth below.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 4, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2024

Commission File Number: 001-41869

Captivision Inc.

(Exact name of registrant as specified in its charter)

298-42 Chung-buk Chungang-ro Chung-buk,

Pyeong-taek, Gyounggi, Republic of Korea

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

On September 4, 2024, Captivision Inc. (the “Company”) issued a press release announcing its collaboration with Mohegan, a global leader in premium entertainment and gaming resorts. A copy of the press release is furnished as Exhibit 99.1 to this Report on Form 6-K.

The information in this Form 6-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Captivision Inc., dated September 4, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Captivision Inc.

By:	/s/ Gary R. Garrabrant
Name:	Gary R. Garrabrant
Title:	Chief Executive Officer

Date: September 4, 2024

Exhibit 99.1

Captivision Announces Collaboration with Mohegan INSPIRE Entertainment Resort

First Asian Destination Comparable to Iconic Mohegan Sun

SEOUL, South Korea, Sept. 04, 2024 (GLOBE NEWSWIRE) -- Captivision Inc. (“Captivision” or the “Company”) (NASDAQ: CAPT), a pioneer and manufacturer of architectural media glass, today announced its collaboration with Mohegan, a global leader in premium entertainment and gaming resorts. Through this partnership, Captivision has installed a dynamic media glass façade at Mohegan INSPIRE Entertainment Resort (“Mohegan INSPIRE” or “INSPIRE”), located adjacent to Incheon International Airport in South Korea. INSPIRE presents a groundbreaking range of amenities and attractions, setting a new standard with Mohegan’s first international destination resort in Northern Asia.

The transparent media glass façade at INSPIRE seamlessly integrates advanced display capabilities with the resort’s striking architecture to take the location's already unique nature to the next level. Designed to captivate and engage viewers, the space allows for the vivid display of media content, creating a mesmerizing canvas and enriching the overall ambiance and guest experience.

Mohegan INSPIRE Entertainment Resort

"We are thrilled to collaborate with Mohegan on what we believe will be the first of many iconic properties,” said Gary Garrabrant, Captivision Chairman & Chief Executive Officer. "Mohegan and INSPIRE are emblematic of Captivision’s commitment to being a trusted solution provider for world-class partners.”

This state-of-the-art installment in the International Business Center area of Incheon International Airport marks Captivision’s first collaboration with Mohegan, a leading gaming, hospitality, and entertainment group operating seven facilities in the United States, Canada, and South Korea, including its well-known flagship destination, Mohegan Sun, located in southeastern Connecticut, United States.

“INSPIRE represents a significant milestone for Mohegan on multiple levels,” said Chen Si, President of Mohegan INSPIRE. “We are excited about joining forces with Captivision at our landmark Asian resort and look forward to future collaboration.”

Mohegan INSPIRE Entertainment Resort

The seamless integration of Captivision's advanced display technology with INSPIRE's architectural design underscores a collaborative effort to redefine digital engagement in hospitality and entertainment environments. The transparent nature of the façade preserves panoramic views of the surrounding area while delivering unparalleled visual content tailored to various events, promotions, or artistic expressions.

Mohegan INSPIRE Entertainment Resort

Captivision’s transparent media glass façade represents a significant milestone in the convergence of art, architecture, and technology. As the first installation of its kind at a major hospitality venue in Korea, it sets a new standard for captivating visual experiences within urban landscapes.

About Captivision

Captivision is a pioneering manufacturer of media glass, combining IT building materials with architectural glass. The product has a boundless array of applications including entertainment media, information media, cultural and artistic content as well as marketing use cases. Captivision can transform any glass façade into a transparent media screen with real time live stream capability. Captivision is fast becoming a solution provider across the LED product spectrum.

Captivision’s media glass and solutions have been implemented in hundreds of locations globally across sports stadiums, entertainment venues, casinos and hotels, convention centers, office and retail properties, and airports. Learn more at http://www.captivision.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies, or expectations for the Company’s respective businesses. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot assure you that it will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this press release, words such as “believe”, “can”, “continue”, “expect”, “forecast”, “may”, “plan”, “project”, “should”, “will” or the negative of such terms, and similar expressions, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The risks and uncertainties include, but are not limited to: (1) the ability to raise financing in the future and to comply with restrictive covenants related to indebtedness; (2) the ability to realize the benefits expected from the business combination and the Company’s strategic direction; (3) the significant market adoption, demand and opportunities in the construction and digital out of home media industries for the Company’s products; (4) the ability to maintain the listing of the Company’s ordinary shares and warrants on Nasdaq; (5) the ability of the Company to remain competitive in the fourth generation architectural media glass industry in the face of future technological innovations; (6) the ability of the Company to execute its international expansion strategy; (7) the ability of the Company to protect its intellectual property rights; (8) the profitability of the Company’s larger projects, which are subject to protracted sales cycles; (9) whether the raw materials, components, finished goods, and services used by the Company to manufacture its products will continue to be available and will not be subject to significant price increases; (10) the IT, vertical real estate, and large format wallscape modified regulatory restrictions or building codes; (11) the ability of the Company’s manufacturing facilities to meet their projected manufacturing costs and production capacity; (12) the future financial performance of the Company; (13) the emergence of new technologies and the response of the Company’s customer base to those technologies; (14) the ability of the Company to retain or recruit, or to effect changes required in, its officers, key employees, or directors; (15) the ability of the Company to comply with laws and regulations applicable to its business; and (16) other risks and uncertainties set forth under the section of the Company’s Annual Report on Form 20-F entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this press release and the Company’s management team’s current expectations, forecasts, and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of the Company and its directors, officers, and affiliates. Accordingly, forward-looking statements should not be relied upon as representing the Company management team’s views as of any subsequent date. The Company does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

Media Contact:
Dukas Linden Public Relations

+1 212.704.7385
captivision@dlpr.com

Investor Contact:

Gateway Group

Ralf Esper

+1 949.574.3860

CAPT@gateway-grp.com

Photos accompanying this announcement are available at:

https://www.globenewswire.com/NewsRoom/AttachmentNg/9e3b7d26-14a0-4132-a93b-b89b00ffe0c1
https://www.globenewswire.com/NewsRoom/AttachmentNg/955edf01-e835-40bb-beca-4036b3874c68
https://www.globenewswire.com/NewsRoom/AttachmentNg/9ccc834b-4262-47f4-8584-0759307632bb